Exhibit 99.2

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	2007				2006				2005
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Operating revenue	$3,435	$3,434	$3,463	$3,446	$3,488	$3,487	$3,472	$3,476	$3,480	$3,504	$3,470	$3,449
Operating expenses:
Cost of sales:
Facility costs	543	550	558	582	623	585	608	616	647	690	675	671
Network expenses	63	65	65	52	69	69	62	52	69	71	59	67
Employee-related costs	352	368	366	379	392	397	388	396	387	404	387	409
Other non-employee related costs	359	330	321	304	330	331	336	354	349	347	311	293

Total cost of sales	1,317	1,313	1,310	1,317	1,414	1,382	1,394	1,418	1,452	1,512	1,432	1,440

Selling, general and administrative:
Property and other taxes	82	79	97	88	62	94	70	87	41	97	109	96
Bad debt	49	44	37	43	47	37	27	44	36	27	53	57

Realignment, severance and related costs	15	12	8	(5)	—	43	(2)	22	74	26	(1)	15
Employee-related costs	373	378	390	394	426	407	405	401	405	401	410	407
Other non-employee related costs	462	810	472	478	459	433	469	459	493	465	476	460

Total selling, general and administrative	981	1,323	1,004	998	994	1,014	969	1,013	1,049	1,016	1,047	1,035

Depreciation and amortization	613	619	615	612	695	691	693	691	758	768	765	774

Total operating expenses	2,911	3,255	2,929	2,927	3,103	3,087	3,056	3,122	3,259	3,296	3,244	3,249

Other expense (income)—net:
Interest expense—net	267	272	274	282	284	291	298	296	338	384	380	381
Other—net	(3)	(9)	14	(5)	(84)	(42)	(17)	(28)	392	(31)	13	(242)

Total other expense (income)—net	264	263	288	277	200	249	281	268	730	353	393	139

Income (loss) before income taxes and cumulative effect of accounting change—net	260	(84)	246	242	185	151	135	86	(509)	(145)	(167)	61
Income tax benefit (expense)	106	2,149	—	(2)	9	43	(18)	2	3	1	3	(4)

Income (loss) before cumulative effect of accounting change—net	366	2,065	246	240	194	194	117	88	(506)	(144)	(164)	57
Cumulative effect of accounting changes—net	—	—	—	—	—	—	—	—	(22)	—	—	—

Net income (loss)	$366	$2,065	$246	$240	$194	$194	$117	$88	$(528)	$(144)	$(164)	$57